Exhibit (a)(1)(ii)

CC Media 2012 Exchange Program

Election Form and Withdrawal Form

The Offer and withdrawal rights expire at

11:59 p.m., EST, on November 19, 2012

unless the Offer is extended.

INSTRUCTIONS TO ELECTION TO PARTICIPATE FORM

1. DEFINED TERMS. All terms used in this Election to Participate Form but not defined have the meaning given to them in the Offer to Exchange, dated October 22, 2012. References in this Election to Participate Form to “CC Media,” “we,” “us,” “our,” and “ours” mean CC Media Holdings, Inc.

2. EXPIRATION DATE. The Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 11:59 p.m., EST, on November 19, 2012, unless the Offer is extended by us.

3. DELIVERY OF ELECTION TO PARTICIPATE FORM. If you intend to tender Eligible Options under the Offer, a signed copy of this Election to Participate Form must be received by CC Media before 11:59 p.m., EST, on November 19, 2012 (or such later date as may apply if the Offer is extended) by one of the following means:

By Regular Mail

CC Media Holdings, Inc.

200 East Basse Road

San Antonio, Texas 78209

Attention: Stock Plans Department

By Facsimile

CC Media Holdings, Inc.

Attention: Stock Plans Department

Facsimile: (210) 832-3195

By Email (By PDF or similar imaged document file)

stockplans@clearchannel.com

Election to Participate Forms should not be sent via inter-office mail.

Your Election to Participate Form will be effective only upon receipt by us. CC Media will accept delivery of the signed Election to Participate Form only by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election to Participate Form is delivered to the person indicated above, if applicable. You must allow for delivery time, based on the method of delivery that you choose, to ensure that we receive your Election to Participate Form on time.

You are not required to tender any of your Eligible Options. However, if you choose to participate in the Offer, you must exchange all of your Eligible Options. Partial exchanges of less than all your Eligible Options are not permitted and will be deemed invalid. If CC Media does not receive your signed Election to Participate Form prior to 11:59 p.m., EST, on November 19, 2012, you will be deemed to have elected not to participate in the Offer.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

To be eligible to participate in the Tax Assistance Program, your properly completed 83(b) Election Form(s) must be received by us no later than 11:59 p.m., EST, on November 19, 2012. You are not required to make an 83(b) Election to participate in the Offer, but you are required to submit a properly completed 83(b) Election Form to us prior to the expiration of the Offer to participate in the Tax Assistance Program. Completed 83(b) Election Form(s) should be sent to CC Media Holdings, Inc. by one of permitted methods set forth above.

4. WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Offer may be withdrawn at any time before 11:59 p.m., EST, on November 19, 2012, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

(a)(1)(ii)-1

To withdraw tendered Eligible Options, a properly completed and signed Withdrawal Form must be sent to the attention of Stock Plans Department, by facsimile to (210) 832-3195, by regular mail to CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209, or by email to stockplans@clearchannel.com. Withdrawals may not be rescinded and any Eligible Options withdrawn will not be considered to be properly tendered, unless the withdrawn Eligible Options are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above.

If you withdraw your election, you must withdraw your election with respect to all of your Eligible Options. Partial withdrawals of less than all of your Eligible Options are not permitted.

5. SIGNATURES. Please sign and date this Election to Participate Form. Except as described in the following sentence, this Election to Participate Form must be signed by the Eligible Person who holds the Eligible Options to be tendered exactly as such Eligible Person’s name appears on the applicable option agreements relating to the Eligible Options to be tendered. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election to Participate Form.

6. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Offer (including requests for additional or hard copies of the Offer to Exchange, the Eligible Option Information Sheet, this Election to Participate Form, the 83(b) Election Form or the form of Restricted Stock Agreement applicable to your Replacement Shares) should be directed to stockplans@clearchannel.com or by telephone at (210) 832-3475.

7. IRREGULARITIES. We will determine all questions as to the number of shares of Class A common stock subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Person before the expiration of the Offer. No Eligible Options will be accepted for exchange until the Eligible Person exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

8. CONDITIONAL OR CONTINGENT OFFERS. CC Media will not accept any alternative, conditional or contingent tenders.

9. IMPORTANT TAX INFORMATION. You should refer to Section 13 of the Offer to Exchange, which contains important tax information. We encourage you to consult with tax advisors if you have questions about your financial or tax situation.

(a)(1)(ii)-2

ELECTION TO PARTICIPATE FORM

To:	CC Media Holdings, Inc.

200 East Basse Road

San Antonio, Texas 78209

Attention: Stock Plans Department

Facsimile: (210) 832-3195

Email: stockplans@clearchannel.com

I acknowledge that:

(i)	I tender to CC Media for exchange all of my Eligible Options and understand that, upon acceptance by CC Media, this Election to Participate Form will constitute a binding agreement between CC Media and me. I understand that partial exchanges of less than all of my Eligible Options are not permitted.

(ii)	I understand that if I validly tender my Eligible Options for exchange, and such Eligible Options are accepted and cancelled, I will retain Replacement Shares in an aggregate amount equal to 90.0% of the number of shares represented by each Eligible Option award tendered for exchange at the time immediately prior to the Eligible Option award being cancelled, rounded up to the nearest whole number. In addition, in connection with the Tax Assistance Program and subject to the conditions set forth in the Offer to Exchange, I may be eligible to sell certain Additional Shares granted to me in an amount up to the amount of Tax Withholding required to be made by CC Media in connection with the exchange, subject to a maximum amount (as described further in the Offer to Exchange).

(iii)	I understand that all unvested Replacement Shares will be forfeited upon any termination of my employment.

(iv)	I understand that any unvested Replacement Share will expire 10 years from the grant date, such that any unvested Replacement Shares will be forfeited if they do not vest as of such date.

(v)	I understand that the Replacement Shares and Additional Shares have been granted under the Clear Channel 2008 Executive Incentive Plan.

(vi)	I understand that my Replacement Shares, including the vesting of such shares, will be governed by the terms of the form of CC Media Restricted Stock Agreement (a copy of which I’ve received).

(vii)	I understand that the Replacement Shares have different terms and conditions than the Eligible Options cancelled in the Offer, including but not limited to with respect to vesting and dividend rights (as more fully described in the Offer to Exchange and as set forth in the CC Media Restricted Stock Agreement).

(viii)	CC Media has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer or making, or not making, an 83(b) Election, including my personal tax advisor with any questions regarding the tax consequences of participating in the Offer in the context of my own situation.

(ix)	To remain eligible to tender Eligible Options for exchange and cancellation pursuant to the Offer, I understand that I must remain an Eligible Person and must not have received nor have given a notice of termination of employment with CC Media or any of its subsidiaries prior to the date and time that the Offer expires, which is scheduled to be 11:59 p.m., EST, on November 19, 2012, unless the Offer is extended by CC Media. I understand that if I die or my employment by CC Media or any of its subsidiaries terminates for any reason prior to the expiration date of the Offer, CC Media will not accept my Eligible Options for cancellation, my Replacement Shares and Additional Shares will terminate, expire and/or be forfeited and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options with their current terms and conditions.

(x)	I understand that neither the ability to participate in the Offer nor actual participation in the Offer will be construed as a right to continued employment with CC Media or any of its subsidiaries.

(xi)	I understand that in accordance with Sections 7 and 14 of the Offer to Exchange, CC Media may terminate, modify or amend the Offer and postpone its acceptance and cancellation of any Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

(a)(1)(ii)-3

(xii)	I understand that this election is entirely voluntary, and I am aware that I may withdraw my decision to tender my Eligible Options at any time until the Offer expires as described in the Instructions to this Election to Participate Form. I understand that this decision to tender my Eligible Options will be irrevocable at 11:59 p.m., EST, on November 19, 2012, unless the Offer is extended by CC Media.

(xiii)	I hereby sell, assign and transfer to CC Media all right, title and interest in and to all of my Eligible Options, and I agree that I shall have no further right or entitlement to purchase any shares of CC Media’s common stock under the Eligible Options on the date CC Media accepts those Eligible Options for exchange and cancellation. I understand that my death or incapacity will not affect CC Media’s authority to take the actions described in the Offer with respect to Eligible Options that I have tendered for exchange and that have been accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this election form will be binding upon my heirs, personal representatives, successors and assigns.

(xiv)	I understand that if I want to participate in the Tax Assistance Program, that I must submit a timely and properly completed 83(b) Election Form in the manner set forth in the Offer to Exchange.

(xv)	I agree to all of the terms and conditions of the Offer.

Eligible Person’s Signature	Date

Eligible Person’s Name (please print or type)

(a)(1)(ii)-4

NOTE TO ELIGIBLE PERSONS IN COMMUNITY PROPERTY STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the Eligible Options, in order to elect to tender your Eligible Options your spouse must execute the Spousal Consent below. Under the Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election to Participate Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your representation and warranty to CC Media that either you are not married or your spouse has no community or other marital property rights in the Eligible Options or Replacement Shares or Additional Shares. You should consult your personal outside advisors if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the Eligible Person who has executed this Election to Participate Form above has read and hereby approves the submission of this Election to Participate Form. The undersigned agrees to be irrevocably bound by this Election to Participate Form and further agrees that any community property interest of the undersigned will similarly be bound by this Election to Participate Form. The undersigned appoints the Eligible Person who has executed this Election to Participate Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election to Participate Form, the Withdrawal Form or any 83(b) Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)

(a)(1)(ii)-5

WITHDRAWAL FORM

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR

MIND AND YOU DO NOT WANT TO EXCHANGE YOUR ELIGIBLE OPTIONS

To:	CC Media Holdings, Inc.
200 East Basse Road San Antonio, Texas 78209 Attention: Stock Plans Department Facsimile: (210) 832-3195 Email: stockplans@clearchannel.com

Before signing this Withdrawal Form, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange Certain Outstanding Options to Purchase Class A Common Stock for Shares of Class A Common Stock (the “Offer to Exchange” or the “Offer”), dated October 22, 2012; (2) the applicable form of Restricted Stock Agreement included with the Offer; (3) the 83(b) Election Form, (4) the Election to Participate Form; and (5) this Withdrawal Form. You signed and returned the Election to Participate Form, in which you elected to ACCEPT CC Media Holding, Inc.’s (“CC Media”) offer to exchange certain stock options to purchase shares of its Class A common stock, par value $0.001 per share, issued and outstanding under the Clear Channel 2008 Executive Incentive Plan (the “Plan”), with an exercise price equal to $10.00 per share (the “Eligible Options”), for shares of Common Stock issued under the Plan (the “Replacement Shares”) in an amount equal to 90.0% of the number of shares of Common Stock underlying your Eligible Options tendered and accepted for exchange, on the terms and under the conditions set forth in the Offer to Exchange.

You should submit this form only if you now wish to change that election and REJECT CC Media’s offer with respect to ALL of your Eligible Options.

If you would like to withdraw your election to accept the Offer with respect to ALL of your Eligible Options, please check the box below and complete and sign this Withdrawal Form and submit by any one of the following methods:

•	mail to: CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209, Attn: Stock Plans Department;

•	fax to: (210) 832-3195; or

•	scan and e-mailed to: stockplans@clearchannel.com.

CC Media must receive the Withdrawal Form before the expiration of the Offer at 11:59 p.m., EST, on November 19, 2012, unless CC Media extends the expiration date, in which case withdrawals must be received before such later expiration date and time. It is your responsibility to confirm that CC Media has received your Withdrawal Form before the expiration of the Offer. If you withdraw your election, you must withdraw your election with respect to ALL of your Eligible Options; partial withdrawals of less than all of your Eligible Options are not permitted.

If you withdraw your acceptance of the Offer, your Replacement Shares and Additional Shares will terminate, expire and/or be forfeited and your existing Eligible Options will remain outstanding in accordance with their current terms and conditions.

CC Media will determine, in its discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any Withdrawal Forms. CC Media’s determination of these matters will be final and binding on all parties. CC Media reserves the right to reject any withdrawal forms that it determines are not in appropriate form or that CC Media determines are unlawful to accept. CC Media also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any Withdrawal Form or for any particular eligible person, provided that CC Media grants any such waiver, it will be granted with respect to all eligible persons and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing eligible person or waived by CC Media. Neither CC Media nor any other person is obligated to give notice of any defects or irregularities in Withdrawal Forms, nor will anyone incur any liability for failure to give any notice.

You may change this withdrawal, and again elect to accept the Offer with respect to your Eligible Options by submitting a new Election to Participate Form prior to the expiration of the Offer at 11:59 p.m., EST, on November 19, 2012, unless this Offer is extended by CC Media.

If you have any questions, please contact the Stock Plans Department at (210) 832-3475.

If you wish to withdraw your acceptance of the Offer, please check the box below and sign this Withdrawal Form and print your name exactly as it appears on the Election to Participate Form.

(a)(1)(ii)-6

☐ I wish to withdraw my election to accept the Offer with respect to ALL of my Eligible Options and instead REJECT the Offer with respect to ALL of my Eligible Options. I do not wish to accept the Offer with respect to my Eligible Options.

Employee Signature

Employee Name (Please print)	Date and Time

(a)(1)(ii)-7